SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ACTUANT CORPORATION

(Exact name of registrant as specified in its charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed:

ACTUANT CORPORATION

13000 West Silver Spring Drive

BUTLER, WISCONSIN 53007

(414) 352-4160

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of ACTUANT CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of ACTUANT CORPORATION, a Wisconsin corporation, will be held on January 16, 2007 at 8:00 a.m. pacific time at River Terrace Inn, 1600 Soscol Avenue, Napa, California 94559, for the following purposes:

1.	To elect a board of nine directors; and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof;

all as set forth in the accompanying Proxy Statement.

The board of directors has fixed the close of business on November 17, 2006 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

Whether or not you expect to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy promptly in the accompanying envelope, which requires no postage if mailed in the United States. It is important that your shares be represented at the Annual Meeting, whether your holdings are large or small. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER

Chairman of the Board

Milwaukee, Wisconsin

December 6, 2006

ACTUANT CORPORATION

13000 West Silver Spring Drive

BUTLER, WISCONSIN 53007

(414) 352-4160

PROXY STATEMENT

This Proxy Statement and accompanying proxy are being first mailed to shareholders on or about December 6, 2006

This Proxy Statement and accompanying proxy are furnished to the shareholders of Actuant Corporation (the “Company”) in connection with the solicitation of proxies by the board of directors of the Company for use at the Annual Meeting of Shareholders on Tuesday, January 16, 2007 (the “Meeting”), and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for such Meeting. The Company’s Annual Report on Form 10-K for the year ended August 31, 2006, which constitutes the 2006 Annual Report to Shareholders and accompanies this Proxy Statement, contains financial statements and certain other information concerning the Company.

A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting, or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder’s directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the board of directors, FOR the election of the directors nominated by the board of directors and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

The cost of soliciting proxies, including forwarding expense to beneficial owners of stock held in the name of another, will be borne by the Company. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation therefor in addition to their regular compensation. Shares held for the accounts of participants in the Actuant Corporation 401(k) Plan (the “401(k) Plan”) will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of such plan.

A majority of the votes entitled to be cast by shares entitled to vote, represented in person or by proxy, constitutes a quorum for action on a matter at the Meeting. Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker (“broker non-votes”), absent voting instructions from the beneficial owner will be treated as shares present for purposes of determining the presence or absence of a quorum. The voting requirements and the procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company’s articles of incorporation and by-laws, and any other requirements applicable to the matters to be voted upon.

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

On November 17, 2006, the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting of Shareholders, the Company’s outstanding capital stock consisted solely of 27,390,592 shares of Class A Common Stock. Each share of Class A Common Stock outstanding on the record date is entitled to one vote on all matters submitted at the Meeting.

References to “fiscal year 2007,” “fiscal year 2006,” and “fiscal year 2005,” and other similar references refer to the Company’s fiscal years ending or ended on August 31, 2007, 2006 and 2005, respectively.

The Company’s Class A Common Stock is referred to hereinafter as “common stock.”

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 6, 2006, unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock, by the directors and nominees for director, by each executive officer of the Company named in the Summary Compensation Table below and by the Company’s executive officers and directors as a group. Shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days.

Beneficial Owner (1)	Amount and Nature		Percent of Class
Five Percent Shareholders:
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	3,466,510	(2)	12.7%
Babson Capital Management, LLC 470 Atlantic Avenue, 10th Floor Boston, MA 02210	3,446,550	(2)	12.6%
Westfield Capital Management Company, Inc. One Financial Center Boston MA 02111	1,571,997	(2)	5.7%
Capital Research and Management Company 333 South Hope Street, 55th Floor Los Angeles, CA 90071	1,400,000	(2)	5.1%

Beneficial Owner (1)	Amount and Nature		Percent of Class
Named Executive Officers and Director Nominees:
Robert C. Arzbaecher President and Chief Executive Officer and Director	888,680	(3)	3.2%
William S. Blackmore Executive Vice President—Engineered Solutions	49,610	(4)	*
Gustav H.P. Boel, Executive Vice President and Director	42,262	(5)	*
Thomas J. Fischer, Director	15,000	(6)	*
Mark E. Goldstein, Executive Vice President—Tools & Supplies	111,698	(7)	*
William K. Hall, Director	29,000	(8)	*
Kathleen J. Hempel, Director	28,000	(9)	*
Andrew G. Lampereur, Executive Vice President and Chief Financial Officer	207,638	(10)	*
Robert A. Peterson, Director	19,400	(11)	*
William P. Sovey, Director	31,370	(12)	*
Dennis K. Williams, Director	—
Larry D. Yost, Director	6,000	(13)	*
All Directors and Executive Officers (12 persons)	1,428,658	(14)	5.0%

*	Less than 1%

(1)	Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.

(2)	Share ownership as of September 30, 2006 based on report issued to the Company by a third party service provider.

(3)	Includes 1,200 shares held by spouse, 1,100 shares held by his children through a custodian, 13,394 shares held in the 401(k) Plan, 1,950 shares held in an individual IRA Account, 30,000 shares held by a family limited partnership and 2,276 shares held in the Actuant Corporation Deferred Compensation Plan (the “Employee Deferred Compensation Plan”). Also includes 549,690 shares issuable pursuant to options exercisable currently or within 60 days of October 6, 2006.

(4)	Includes 2,107 shares held in the 401(k) Plan and 503 shares held in the Employee Deferred Compensation Plan. Also includes 32,000 shares issuable pursuant to options exercisable currently or within 60 days of October 6, 2006.

(5)	Includes 21,000 shares issuable pursuant to options exercisable currently or within 60 days of October 6, 2006. Excludes 2,150 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan (the “Directors’ Deferred Compensation Plan”), as to which he does not have any voting or dispositive power.

(6)	Includes 12,000 shares issuable pursuant to options exercisable currently or within 60 days of October 6, 2006.

(7)	Includes 2,173 shares held in the 401(k) Plan, 2,750 shares held in an individual IRA Account, 585 shares held in the Employee Stock Purchase Plan, 88,000 shares issuable pursuant to options exercisable currently or within 60 days of October 6, 2006 and 4,690 shares held in the Employee Deferred Compensation Plan.

(8)	Includes 24,000 shares issuable pursuant to options exercisable currently or within 60 days of October 6, 2006. Excludes 6,905 phantom stock units held in the Directors’ Deferred Compensation Plan, of which he does not have any voting or dispositive power.

(9)	Includes 24,000 shares issuable pursuant to options exercisable currently or within 60 days of October 6, 2006.

(10)	Includes 5,005 shares held in the 401(k) Plan, 14,000 shares held in an individual IRA Account, 363 shares held in the Employee Stock Purchase Plan, 131,600 shares issuable pursuant to options exercisable currently or within 60 days of October 6, 2006 and 646 shares held in the Employee Deferred Compensation Plan.

(11)	Includes 5,200 shares held in an individual IRA account and 12,000 shares issuable pursuant to options exercisable currently or within 60 days of October 6, 2006. Excludes 3,183 phantom stock units held in the Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(12)	Includes 30,000 shares issuable pursuant to options exercisable currently or within 60 days of October 6, 2006. Excludes 10,532 phantom stock units held in the Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(13)	Includes 6,000 shares issuable pursuant to options exercisable currently or within 60 days of October 6, 2006. Excludes 1,449 phantom stock units held in the Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(14)	Includes 23,900 shares held in individual IRA accounts, 30,000 shares held by a family limited partnership, 1,200 shares held by spouses, 1,100 shares held by a custodian for minor children, 1,447 shares held in the Employee Stock Purchase Plan, 22,987 shares held in the 401(k) Plan and 8,115 shares held in the Employee Deferred Compensation Plan. Also includes 930,290 shares issuable pursuant to options exercisable currently or within 60 days of October 6, 2006. Excludes 24,219 phantom stock units held in the Directors’ Deferred Compensation Plan, as to which none of the directors has any voting or dispositive power.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

PROPOSAL 1

ELECTION OF DIRECTORS

The board of directors currently consists of nine members. Nine directors will be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee. Each person named below is presently serving as a director of the Company. Dennis K. Williams has been appointed to the board of directors since the last election of directors. Mr. Williams was initially recommended to the nominating and corporate governance committee by an outside director.

	Age	Director Since
Robert C. Arzbaecher President and Chief Executive Officer	46	2000
Gustav H.P. Boel Executive Vice President	61	2000
Thomas J. Fischer (2) Consultant in corporate financial and accounting matters, retired partner of Arthur Andersen LLP	59	2003
William K. Hall (1)(2) Chairman, Procyon Technologies, Inc. (holding company focused on the acquisition and growth of suppliers to the global aerospace and defense industry)	63	2001
Kathleen J. Hempel (2)(3) Private investor and former Vice Chairman and Chief Financial Officer of Fort Howard Corp. (manufacturer, converter and marketer of sanitary tissue products)	56	2001
Robert A. Peterson (1)(2) President and Chief Executive Officer of Norcross Safety Products L.L.C. (manufacturer and marketer of personal safety equipment)	50	2003
William P. Sovey (1)(3) Former Chairman and Chief Executive Officer of Newell Rubbermaid, Inc. (a multi-national manufacturer and marketer of branded consumer products)	73	2000
Dennis K. Williams (3) Former President, Chief Executive Officer and Chairman of IDEX Corporation (a manufacturer of engineered industrial products)	61	2006
Larry D. Yost (1)(3) Former Chairman and Chief Executive Officer of ArvinMeritor Inc. (a multi- national manufacturer of vehicle systems)	68	2004

(1)	Member of the Compensation Committee of the Board of Directors.

(2)	Member of the Audit Committee of the Board of Directors.

(3)	Member of the Nominating and Corporate Governance Committee of the Board of Directors.

All of the directors have held the positions with the Company or other organizations shown in the above table during the past five years, except for the following: (a) Gustav H.P. Boel was Senior Vice President of

APW Ltd. until February 2001 and an independent business consultant from February 2001 until September 2002; (b) Thomas J. Fischer was a partner with Arthur Andersen LLP from 1980 to 2002; and (c) William K. Hall was Chairman, President and Chief Executive Officer of Procyon Technologies from 2000 to 2003.

Robert C. Arzbaecher is a director of CF Industries Holdings, Inc. Thomas J. Fischer is a director of Badger Meter, Inc., Regal-Beloit Corporation and Wisconsin Energy Corporation. William K. Hall is a director of A.M. Castle & Co., Great Plains Energy, Inc., Stericycle, Inc. and W.W. Grainger, Inc. Kathleen J. Hempel is a director of Whirlpool Corp. and Oshkosh Truck Corp. William P. Sovey is a director of Teco Energy, Inc. Dennis K. Williams is a director of Ametek, Inc., IDEX Corporation, Owens-Illinois, Inc. and Washington Group International, Inc. Larry D. Yost is a director of Intermec, Inc., Kennametal Inc. and Milacron Inc.

CORPORATE GOVERNANCE MATTERS

Board Meetings

There were five meetings of the board of directors (and one action by unanimous consent), seven meetings of the audit committee, four meetings of the compensation committee (and one action by unanimous consent) and four meetings of the nominating and corporate governance committee during the fiscal year ended August 31, 2006. During the period in the last fiscal year in which they served, all members of the board of directors attended at least 75% of the aggregate number of meetings of the board of directors and all the committees on which they served.

Committees

The compensation committee of the board of directors determines the compensation of the Company’s executive officers, administers incentive compensation plans and equity-based plans maintained by the Company, makes recommendations to the board of directors with respect to the amendment, termination or replacement of such plans, recommends to the board of directors the compensation for board members and conducts an annual evaluation of the performance of the compensation committee. The compensation committee is comprised entirely of independent directors as defined and required by applicable New York Stock Exchange listing standards.

The nominating and corporate governance committee of the board of directors is responsible for evaluating and nominating prospective members for the Company’s board of directors and for exercising a leadership role in developing, maintaining and monitoring the Company’s corporate governance policies and procedures. The nominating and corporate governance committee is comprised entirely of independent directors as defined and required by applicable New York Stock Exchange listing standards.

The audit committee of the board of directors performs oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices and legal and regulatory compliance, including, among other things:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	review of the independent auditors qualifications and independence; and

•	the performance of the Company’s internal audit function and the Company’s independent auditors.

In addition, the audit committee maintains, through regularly scheduled meetings, a line of communication between the board of directors and the Company’s financial management, internal auditors and independent accountants, and prepares the report to be included in the Company’s annual proxy statement, as required by the Securities and Exchange Commission rules and regulations. One of the Company’s audit committee members, Mr. Fischer, serves on three other audit committees. On October 12, 2006, the Company’s board affirmatively determined that such simultaneous service would not impair Mr. Fischer’s ability to effectively serve on our audit committee. The audit committee is comprised entirely of independent directors as defined and required by applicable New York Stock Exchange Rules and Securities and Exchange Commission rules.

Each of the committees of the board of directors has adopted a written charter to govern its operations. Copies of the charters are posted on the Company’s website at www.actuant.com. Each of the charters is available free of charge upon request to the Company’s Chief Financial Officer, 13000 West Silver Spring Drive, Butler, Wisconsin 53007.

Independence Of Directors; Financial Expert

The board has determined that each of Thomas J. Fischer, William K. Hall, Kathleen J. Hempel, Robert A. Peterson, William P. Sovey, Dennis K. Williams and Larry D. Yost (i) is “independent” within the definitions contained in the current New York Stock Exchange rules and the Company’s Corporate Governance Guidelines and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgement. In addition, the board has determined that each member of the audit committee is “independent” within the definition contained in current Securities and Exchange Commission rules. Furthermore, the board has determined that all members of our audit committee meet the financial literacy requirements of the New York Stock Exchange and qualify as “audit committee financial experts” as defined by the Securities and Exchange Commission.

Communications with Directors

The board has adopted a process for communications with shareholders and other interested parties. Shareholders and other interested parties who want to communicate with the board, the non-management directors as a group, or any individual director can write to:

Actuant Corporation

13000 West Silver Spring Drive

Butler, Wisconsin 53007

Attention: Chairman

Your letter should indicate that you are an Actuant shareholder. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

Lead Director

The independent board members have elected a lead, independent director to serve a renewable one-year term. The lead director presides over executive sessions of the independent directors; serves as liaison between the Chairman and Chief Executive Officer of the Company and other independent directors; consults with the Chairman and Chief Executive Officer of the Company as to appropriate scheduling and agendas of meetings of the board; and serves as the principal liaison for communication by shareholders and employees directed specifically toward non-management directors. Mr. Hall currently serves as lead director.

Board Executive Sessions

The non-employee directors of the board regularly meet alone without any members of management being present. Mr. Hall, the lead director, presides at these sessions.

Board Attendance at Annual Meeting

There has been no formal policy with respect to attendance of the directors at the Company’s Annual Meeting of Shareholders. All members of the board attended the 2006 Annual Meeting of Shareholders.

Corporate Governance Guidelines

The Company has adopted corporate governance guidelines, the current version of which may be found on the corporate governance page of our website at www.actuant.com, and are available free of charge upon request to the Company’s Chairman, 13000 West Silver Spring Drive, Butler, Wisconsin 53007. These guidelines reflect the board’s commitment to a system of governance which enhances corporate responsibility and accountability.

Codes of Conduct

The Company has a compliance plan and code of conduct that applies to all officers and employees of the Company (the “Code of Conduct”). The Code of Conduct is available on the corporate governance page of the Company’s website at www.actuant.com.

The Company has also adopted a code of ethics that applies to its senior corporate executive team, including its Chief Executive Officer, Chief Financial Officer and Controller. The code of ethics is posted on the Company’s website at www.actuant.com. The Company intends to post amendments to, or waivers from, provisions of its code of ethics that apply to the Chief Executive Officer, Chief Financial Officer or Controller on the Company’s website. Copies of the code of ethics will be provided free of charge upon written request directed to our Chief Financial Officer, Actuant Corporation, 13000 West Silver Spring Drive, Butler, Wisconsin 53007.

Director Compensation

Directors who are not employees of the Company are paid an annual retainer of $30,000 for serving on the board of directors and an annual retainer for serving on each committee of $10,000, $5,000 and $5,000 for the audit committee, compensation committee and nominating and corporate governance committee, respectively. The chairperson of each committee receives an additional annual fee of $5,000. Directors are also reimbursed for expenses incurred in connection with attendance at meetings. In fiscal year 2006, the Company will pay its lead director an additional annual retainer of $20,000 for his services.

Other than Mr. Williams, in fiscal year 2006, each non-employee director was granted an option to purchase 4,000 shares of Company common stock at an exercise price of $56.22 per share (market value of the Company’s common stock on the date of grant) under the Company’s Amended and Restated 2001 Directors’ Stock Plan.

Directors who are employees of the Company do not receive separate remuneration in connection with their service on the board or board committees.

Under the Directors’ Deferred Compensation Plan, each non-employee director may elect to defer all or a specified portion of his or her annual retainer for future payment on a date specified by the participant or upon termination of the participant’s service as a director. The amount deferred is used to purchase shares of Company common stock on the open market, which shares are then placed in a rabbi trust. Distributions from the Directors’ Deferred Compensation Plan are made in common stock. During fiscal year 2006, four current directors participated in the Directors’ Deferred Compensation Plan.

Directors Selection Procedures

The nominating and corporate governance committee has a role in identifying director candidates consistent with criteria established by the board, including the slate of directors presented for election at the Meeting. Historically, the Company has not had a formal policy concerning shareholder recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate. To be included in a proxy statement, recommendations must be received not earlier than or later than 120 calendar days preceding the date of release of the prior year’s proxy statement. The Company has not received any shareholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement or otherwise. The direct nomination of a director by shareholders must be made in accordance with the advance written notice requirements of the Company’s Bylaws. For consideration at the 2008 Annual Meeting, direct nominations must be received by the Company by September 18, 2007, but no earlier than August 20, 2007.

Nominees for director are selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to board duties.

In evaluating director nominees, the nominating and corporate governance committee also considers the following factors:

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	the appropriate size of the Company’s board of directors.

The nominating and corporate governance committee’s goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the nominating and corporate governance committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The nominating and corporate governance committee does, however, believe it appropriate for at least one, and, preferably, several, members of the board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of the board meet the definition of “independent director” under New York Stock Exchange listing standards. The nominating and corporate governance committee also believes it appropriate for certain key members of the Company’s management to participate as members of the board.

The nominating and corporate governance committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the nominating and corporate governance committee or the board decides not to re-nominate a member for re-election, the nominating and corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the nominating and corporate governance committee and board of directors are polled for suggestions as to individuals meeting the criteria of the nominating and corporate governance committee. Research may also be performed to identify qualified individuals. To date, the Company has not engaged third parties to identify, evaluate or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third-party search firm, if necessary.

Report of the Audit Committee

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The audit committee of the board of directors oversees and monitors the Company’s management and independent registered public accounting firm (currently PricewaterhouseCoopers LLP) throughout the financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results of operations and the assessment of the Company’s internal control over financial reporting. The committee has discussed significant accounting policies applied by the Company in its financial statements. Management represented to the committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Additionally, the committee has done, among other things, the following:

•	discussed with PricewaterhouseCoopers LLP the overall scope and plans for its audit;

•	met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•	reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2006 with the Company’s management and PricewaterhouseCoopers LLP;

•	discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants, those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380); and

•	received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence.

Based upon the foregoing, the committee recommended to the board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended August 31, 2006.

The audit committee also reviewed management’s process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and received periodic updates regarding management’s progress.

No member of the committee is employed by or has any other material relationship with the Company. The board of directors has determined that each of the members of the audit committee qualifies as an audit committee financial expert under Securities and Exchange Commission regulations, and the audit committee is comprised entirely of independent directors as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission.

Thomas J. Fischer (Chairman)

William K. Hall

Kathleen J. Hempel

Robert A. Peterson

EXECUTIVE COMPENSATION

Report of the Compensation Committee of the Board of Directors on Executive Compensation

Development of Compensation Approach and Objectives. The compensation committee of the board of directors is responsible for establishing the policies under which compensation is paid or awarded to the Company’s executive officers, and determining the amount of such compensation. No member of the committee is employed by the Company. The committee’s objective is to develop a total compensation program that is competitive in the marketplace and provides incentive to increase shareholder value. Each year, the committee reviews the Company’s executive compensation policies relative to market competitiveness, and then determines what changes in the compensation program, if any, are appropriate for the following year. This review is conducted at the beginning of each fiscal year. Compensation of the Company’s executive officers currently consists of three key components—salary, bonus and long-term incentive compensation.

As in past years, for fiscal 2006 the committee retained an independent outside consultant who provided advice as well as data regarding the compensation practices of U.S. manufacturing companies. Competitive pay standards were derived from the results of compensation surveys, including comparisons with many manufacturing companies. This data, along with the President and Chief Executive Officer’s recommendations for particular executive officer compensation and information regarding an executive’s experience, expertise and demonstrated performance, were reviewed by the committee in connection with developing fiscal 2006 salaries, annual bonus plans and long-term incentive plans.

Annual Bonus Plans. Annual cash bonus awards are made to Company executives based upon the degree of achievement of the year’s financial objectives. An executive may receive more, or less, than the target bonus based on actual business results.

Company executives not in charge of business segments receive bonus payments based upon the performance of the Company as a whole. For fiscal 2006, bonuses were based on a year over year improvement in the Company’s Combined Management Measure (“CMM”) (80%) and performance against a low cost country sourcing target (10%) and a sales growth target (10%). CMM is net earnings before interest, taxes and amortization less a 20% charge based upon the net assets employed, subject to adjustment as approved by the committee. For the fiscal year ended August 31, 2006, aggregate bonuses for the Company’s executive officers not in charge of a business segment equaled 169% of the executives’ target bonuses.

Company executives responsible for a business segment are eligible for bonuses based on the Company’s CMM and on the performance of that business segment, based upon the year-over-year improvement in business segment CMM. For fiscal 2006, bonuses were based on year-over-year improvement in business segment CMM (60%), year-over-year improvement in Actuant’s consolidated CMM (20%), and performance against a low cost country sourcing target (10%) and a sales growth target (10%). Bonuses for the Company’s business segment executives for fiscal year 2006 ranged from 48% to 228% of their target bonuses.

Long-term Incentive Component.

Stock Ownership Guidelines

To emphasize the committee’s belief that stock ownership by the Company’s executive officers directly focuses those executives on increasing shareholder value, officer stock ownership guidelines have been adopted. In general, it is the Company’s policy that executive officers (other than the Chief Executive) should hold stock or options equal to a minimum of three times their base salary (recognizing that newer officers may need two or more years to build their ownership, up to that level), and that the President and Chief Executive Officer should hold common stock or options to purchase the Company’s common stock equal to a minimum of five times his base salary. All of the Company’s named executive officers were in compliance with these requirements as of August 31, 2006.

To assist executive officers in achieving the ownership guidelines, the Company adopted an executive officer stock option matching program in fiscal 2006 (the “Stock Option Matching Program”) pursuant to which the Company matches share purchases with an equal number of stock options that vest after five years. During fiscal 2006, a total of 6,500 stock options were granted to certain executive officers (including Messrs. Blackmore, Boel, and Goldstein) under this program. There were no stock option grants to executive officers pursuant to the Stock Option Matching Program in fiscal 2005 or 2004.

Stock Options

Stock options are granted annually to executive officers. Options are also granted to other key employees whose present and future contributions are especially important to the Company. All option grants are priced at the average of the high and low market value of the Company’s common stock on the date of grant. Unless earlier terminated, options expire ten years from the date of grant and generally become exercisable as to half of the options three years after the date of grant and the other half five years after the date of grant. During fiscal year 2006, a total of 140,250 stock options were granted to the named executive officers.

Senior Executive Long-Term Incentive Plan

To emphasize the committee’s belief that the continued growth and profitability of the Company depends, in part, upon the ability of the Company to attract and retain highly qualified executives, a cash-based long term incentive plan (the “LTI Plan”) for selected senior executives was established by the board of directors and approved by the shareholders at the July 7, 2006 Special Meeting of Shareholders. The following executive officers are eligible to participate in the LTI Plan: Messrs. Robert Arzbaecher, William Blackmore, Mark Goldstein and Andrew Lampereur. The LTI Plan covers a performance measurement period of eight plan years. A plan year is the 12-month period beginning on May 1 and ending the following April 30. The amount of compensation to be paid to the participants in the LTI Plan will be based upon the achievement of an economic performance measure during the performance period as follows: at any time during the eight year measurement period, the “fair market value” of the Company’s common stock is at least $100 per share and remains at or above $100 for 30 consecutive trading days. The LTI Plan defines “fair market value” as the mean of the high and low sales prices recorded in composite transactions on the New York Stock Exchange.

In the event of a sale of over 50% of the outstanding shares of common stock of the Company, the performance target shall be deemed achieved if the consideration received by the selling shareholders as a result of the change in control is at least $100 per share. The stock price performance target may be equitably adjusted, at the discretion of the compensation committee, to give effect to any stock dividend or distribution, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares.

The overall pool amount under the LTI Plan is based on the number of plan years that it takes to achieve the performance target as described below:

Time to Achieve Performance Target After Effective Date	LTI Payout Pool
On or before May 1, 2011	$20 Million
After May 1, 2011 and on or before May 1, 2012	$16.6 Million
After May 1, 2012 and on or before May 1, 2013	$13.3 Million
After May 1, 2013 and on or before May 1, 2014	$10 Million
After May 1, 2014	$0

The compensation payable to a participant in the LTI Plan will be a percentage of the overall pool amount for the LTI Plan as a whole. The LTI Plan provides that Mr. Arzbaecher’s share of the pool amount under the plan is 50% and the respective percentage of each of Messrs. Blackmore, Goldstein and Lampereur is 16.66%. No payment will be made if the performance target is not achieved by May 1, 2014. In addition, a participant’s share of the pay out pool may not be increased, including as a result of the reduction of any other participant’s payment.

If the performance target is achieved during the performance measurement period, each participant who is both employed by the Company (i) on the date the performance target is achieved and (ii) on May 1, 2011 shall be entitled to receive a long term incentive payment under the LTI Plan. Awards earned under the LTI Plan will be paid following the later of (i) the date the performance target is achieved during the performance measurement period or (ii) May 1, 2011 (the fifth anniversary of the effective date of the LTI Plan).

A participant must be employed by the Company on the payment date to receive his percentage of the payout pool unless the performance target is achieved while the participant is an employee and the participant’s employment is terminated by the Company without cause or by death. In such cases a participant will be eligible to receive an award on the date that awards are paid to other plan participants. A participant’s right to any long term incentive payment under the LTI Plan shall be immediately forfeited in the event that the participant voluntarily terminates employment or is terminated for cause.

Chief Executive Officer Compensation. Mr. Arzbaecher’s salary for calendar year 2006 was $750,000 and his bonus target for fiscal 2006 was $750,000. Mr. Arzbaecher’s actual bonus for fiscal 2006 was $1,268,925 (169% of target) based on the Company’s performance as described above. During fiscal 2006 the Company granted Mr. Arzbaecher options to acquire 75,000 shares.

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction to $1,000,000 per year for compensation paid to its Chief Executive Officer or any of the other executive officers named in the summary compensation table of this Proxy Statement. Performance-based compensation (i.e. bonus and long-term incentive compensation) is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. The Company believes that its stock plans comply with the final Section 162(m) regulations adopted by the Internal Revenue Service. In order to preserve the deductibility of performance-based compensation, the Company will generally seek to comply with Section 162(m) of the Code to the extent such compliance is practicable and in the best interests of the Company and its shareholders.

Compensation Committee Charter. The compensation committee has adopted a written charter to govern its operations. The compensation committee has evaluated its compliance with its charter and determined that it has complied with its charter.

William K. Hall (Chairman)

Robert A. Peterson

William P. Sovey

Larry D. Yost

Summary Compensation Table

The following table sets forth compensation awarded to, earned by or paid to the Company’s Chief Executive Officer and each of the Company’s other four most highly compensated executive officers who were serving as executive officers at the end of fiscal 2006, for services rendered to the Company and its subsidiaries (“named executive officers”). Also included in the table is actual compensation information for those individuals for fiscal years 2005 and 2004.

				Long-Term Compensation Awards		All Other Compensation ($)(3)(4)(5)(6)
	Annual Compensation			Securities Underlying Options/ SARS (1)	Restricted Stock Awards ($)(2)
Name and Principal Position	Year	Salary	Bonus
Robert C. Arzbaecher
President and Chief Executive Officer	2006	$722,308	$1,268,925	75,000	$-0-	$69,270
President and Chief Executive Officer	2005	670,000	434,160	75,000	-0-	59,726
President and Chief Executive Officer	2004	580,000	933,800	86,380	-0-	43,080
Williams S. Blackmore
Executive Vice President—Engineered Solutions	2006	$357,692	$100,031	19,750	$-0-	$84,950
Executive Vice President—Engineered Solutions	2005	325,000	39,488	20,000	-0-	28,363
Executive Vice President—Engineered Solutions	2004	275,000	226,600	16,000	-0-	19,714
Gustav H.P. Boel (7)
Executive Vice President	2006	$328,085	$222,035	3,000	$100,620	$15,793
Executive Vice President	2005	338,627	45,943	-0-	240,540	59,920
Executive Vice President, European Electrical	2004	294,455	60,952	18,000	-0-	48,635
Mark E. Goldstein
Executive Vice President—Tools & Supplies	2006	$369,423	$526,175	23,750	$-0-	$56,520
Executive Vice President—Tools & Supplies	2005	340,000	181,730	24,000	-0-	34,138
Executive Vice President—Tools & Supplies	2004	315,000	262,521	24,000	-0-	30,614
Andrew G. Lampereur
Executive Vice President and Chief Financial Officer	2006	$332,885	$291,853	18,750	$-0-	$60,211
Executive Vice President and Chief Financial Officer	2005	310,000	125,550	20,000	-0-	36,051
Executive Vice President and Chief Financial Officer	2004	285,000	294,975	24,000	-0-	26,219

(1)	Consists entirely of stock options. See corresponding table, “Option/SAR Grants in Last Fiscal Year” on page 16 for further details.

(2)	Mr. Boel was granted 1,800 shares of restricted stock in January 2006 and 6,000 shares of restricted stock in October 2004. The dollar values shown in the table above are based on the respective closing prices on the dates the restricted stock was granted of $55.90 and $40.09 per share, respectively. The restricted stock grants vest on January 12, 2009 and October 27, 2007, respectively. The value of the restricted stock grant as of August 31, 2006 was $81,180 and $270,600, respectively, based on the closing price of $45.10 per share on that date. Dividends are paid on the restricted stock at the same rate as other outstanding shares of the Company’s common stock.

(3)

The 2006 amounts represent the following: (a) the Company’s 401(k) Plan matching contributions as follows: Mr. Arzbaecher—$3,375, Mr. Blackmore—$3,375, Mr. Goldstein—$3,375 and Mr. Lampereur—$3,375; (b) the Company’s 401(k) Plan core and restoration contributions as follows: Mr. Arzbaecher—$34,694, Mr. Blackmore—$13,115, Mr. Goldstein—$17,285 and Mr. Lampereur—$14,503; (c) auto payments as follows: Mr. Arzbaecher—$7,401, Mr. Blackmore—$7,368, Mr. Boel—$15,793, Mr. Goldstein—$6,897 and Mr. Lampereur—$11,341; (d) imputed income from term life insurance coverage in excess of the IRS designated tax-free amounts as follows: Mr. Arzbaecher—$1,870, Mr. Blackmore—$1,092, Mr. Goldstein—$1,092 and Mr. Lampereur—$540; (e) financial planning services reimbursements as follows: Mr. Arzbaecher—$7,485 and Mr. Lampereur—$345; (f) cash bonuses related to the integration of Key Components, Inc. as follows: Mr. Blackmore—$60,000, Mr. Goldstein—$25,000 and Mr. Lampereur $25,000; and (g) personal use of the Company’s aircraft as follows: Mr. Arzbaecher $14,445 and Mr. Lampereur $5,108.

(4)	The 2005 amounts represent the following: (a) the Company’s 401(k) Plan matching contributions as follows: Mr. Arzbaecher—$3,300, Mr. Blackmore—$3,300, Mr. Goldstein—$3,300 and Mr. Lampereur—$3,300; (b) the Company’s 401(k) Plan core and restoration contributions as follows: Mr. Arzbaecher—$47,699, Mr. Blackmore—$16,108, Mr. Goldstein—$17,960 and Mr. Lampereur—$18,034; (c) auto payments as follows: Mr. Arzbaecher—$7,271, Mr. Blackmore—$7,427, Mr. Goldstein—$7,245 and Mr. Lampereur—$9,950; (d) imputed income from term life insurance coverage in excess of the IRS designated tax-free amounts as follows: Mr. Arzbaecher—$1,456, Mr. Blackmore—$810, Mr. Goldstein—$810 and Mr. Lampereur—$540; (e) interest paid by the Company on loans in connection with the former Executive Stock Purchase Plan as follows: Mr. Blackmore—$718, Mr. Goldstein—$810 and Mr. Lampereur—$1,664; (f) financial planning services reimbursements as follows: Mr. Boel—$21,454, Mr. Goldstein—$4,213 and Mr. Lampereur—$2,563; and (g) the cost of a company-provided apartment for Mr. Boel in the amount of $38,466.

(5)	The 2004 amounts represent the following: (a) the Company’s 401(k) Plan matching contributions as follows: Mr. Arzbaecher—$3,300, Mr. Blackmore—$3,300, Mr. Goldstein—$3,300 and Mr. Lampereur—$3,300; (b) the Company’s 401(k) Plan core and restoration contributions as follows: Mr. Arzbaecher—$31,101, Mr. Blackmore—$10,393, Mr. Goldstein—$15,702 and Mr. Lampereur—$12,911; (c) auto payments as follows: Mr. Arzbaecher—$7,352, Mr. Blackmore—$5,228, Mr. Goldstein—$6,589 and Mr. Lampereur—$8,363; (d) imputed income from term life insurance coverage in excess of the IRS designated tax-free amounts as follows: Mr. Arzbaecher—$1,327, Mr. Blackmore—$793, Mr. Goldstein—$810 and Mr. Lampereur—$540; (e) financial planning services reimbursements as follows: Mr. Goldstein—$4,213 and Mr. Lampereur—$1,105; and (f) the cost of a company-provided apartment for Mr. Boel in the amount of $48,635.

(6)	In all years the amounts presented exclude the interest earned on voluntary executive officer compensation deferrals into the Employee Deferred Compensation Plan. Interest was earned on deferred balances under the Employee Deferred Compensation Plan for fiscal years 2006, 2005, and 2004 at interest rates of 8.24%, 8.08% and 7.55%, respectively, which represent fair market interest rates. The Employee Deferred Compensation Plan is available to all domestic employees meeting minimum compensation thresholds.

(7)	Mr. Boel received the majority of his compensation for fiscal 2006, 2005, and 2004 in Euro currency. Amounts shown are converted into US dollars at an average rate of exchange for the applicable fiscal year (for 2006, one euro equals $1.23; for 2005, one euro equals $1.27; for 2004, one euro equals $1.21).

Option/SAR Grants in Last Fiscal Year

The following table sets forth information concerning stock option grants during the last fiscal year to the named executive officers. The Company does not grant stock appreciation rights (“SARs”).

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted(#)		Percent of Total Options/SARs Granted to Employees in Fiscal Year (1)	Exercise or Base Price ($/Share)	Expiration Date (2)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
						5%	10%
Robert C. Arzbaecher	75,000		20.0%	$56.22	1/12/16	$2,651,734	$6,720,015
William S. Blackmore	18,750		5.0%	56.22	1/12/16	662,933	1,680,003
	1,000	(4)	*	49.53	7/6/16	31,149	78,938
Gustav H.P. Boel	3,000	(4)	*	49.53	7/6/16	93,447	236,814
Mark E. Goldstein	21,250		5.7%	56.22	1/12/16	751,324	1,904,004
	2,500	(4)	*	49.53	7/6/16	77,872	197,345
Andrew G. Lampereur	18,750		5.0%	56.22	1/12/16	662,933	1,680,003

*	Less than 1%

(1)	Based on total stock option grants of 375,501 shares (including executive officers and others) made during the fiscal year ended August 31, 2006.

(2)	Unless earlier terminated, options expire ten years from the date of grant and generally become exercisable as to half of the shares three years after the date of grant and the other half five years after the date of grant. In the event of a change in control of the Company, the compensation committee may either provide for equivalent substitute options to be granted to the optionees or a cash-out of the options based on the highest fair market value per share of Company common stock during the 60-day period immediately preceding the change in control. Optionees who earn more than $100,000 per year may elect to defer receipt of option shares upon exercise of an option. Throughout the deferral period, the deferred shares are credited with “deemed dividends” at the same rate as dividends paid on Company common stock. At the end of the deferral period, such accumulated cash dividend equivalent amounts are converted into shares of common stock and distributed with the shares of common stock issued to settle the optionee’s deferred share account.

(3)	The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the common stock price.

(4)	Represent stock options granted pursuant to the Stock Option Matching Program.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table sets forth information for each of the named executive officers concerning options exercised during fiscal year 2006 and the number and value of stock options outstanding at the end of the fiscal year. No SARs are outstanding.

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-the- Money Options/SARs at Fiscal Year-End ($)(2)
Name	Shares Acquired	Value Realized	Exercisable	Unexercisable (1)	Exercisable	Unexercisable
Robert C. Arzbaecher	-0-	-0-	462,190	288,190	$14,039,456	$2,868,146
William S. Blackmore	-0-	-0-	22,000	61,750	366,340	412,540
Gustav H.P. Boel	-0-	-0-	21,000	12,000	455,017	95,287
Mark E. Goldstein	-0-	-0-	62,000	85,750	1,611,798	813,678
Andrew G. Lampereur	36,920	$2,190,545	109,600	74,750	3,294,426	745,914

(1)	Represents unvested options at the end of fiscal 2006.

(2)	Based upon the closing price of $45.10 of the common stock on the New York Stock Exchange, composite tape on August 31, 2006, as reported in the Wall Street Journal.

Long-Term Incentive Plans—Awards in Last Fiscal Year

The following table sets forth information regarding possible future payouts to the named executive officers under the LTI Plan, a cash-based performance plan established by the board of directors in fiscal 2006 and approved by the shareholders at the Special Meeting on July 7, 2006.

	If Target Achieved (1)
Name	Prior to or on May 1, 2011	After May 1, 2011 and prior to or on May 1, 2012	After May 1, 2012 and prior to or on May 1, 2013	After May 1, 2013 and prior to or on May 1, 2014	After May 1, 2014
Robert C. Arzbaecher	$10,000,000	$8,300,000	$6,650,000	$5,000,000	-0-
William Blackmore	$3,332,000	$2,765,560	$2,215,780	$1,666,000	-0-
Mark Goldstein	$3,332,000	$2,765,560	$2,215,780	$1,666,000	-0-
Andrew Lampereur	$3,332,000	$2,765,560	$2,215,780	$1,666,000	-0-

(1)	The amount of compensation to be paid to the participants in the LTI Plan will be based upon the achievement of an economic performance measure during the performance periods as follows: at any time during the eight year measurement period, the “fair market value” of the Company’s common stock is at least $100 per share and remains at or above $100 for 30 consecutive trading days. The LTI Plan defines “fair market value” as the mean of the high and low sales prices recorded in composite transactions on the New York Stock Exchange. If the performance target is achieved during the performance measurement period, each participant who is both employed by the Company (i) on the date the performance target is achieved and (ii) on May 1, 2011 shall be entitled to receive a long term incentive payment under the LTI Plan. Awards earned under the LTI Plan will be paid following the later of (i) the date the performance target is achieved during the performance measurement period or (ii) May 1, 2011 (the fifth anniversary of the effective date of the LTI Plan). A participant must be employed by the Company on the payment date to receive his percentage of the payout pool unless the performance target is achieved while the participant is an employee and the participant’s employment is terminated by the Company without cause or by death.

Change in Control Arrangements

Certain of the Company’s stock option plans contain provisions that would be triggered by a change in control of the Company. The 1996, 2001 and 2002 Stock Option Plans permit the compensation committee to either provide for equivalent substitute options to be granted to the optionees upon a change in control or the cash-out of options previously granted under such plan based on the highest fair market value per share of Company common stock during the 60-day period immediately preceding the change in control. The stock option deferral programs which are part of each stock option plan maintained by the Company require distribution of all deferred shares as soon as administratively practicable after the date of a change in control.

The Company has entered into change in control agreements with each of Messrs. Arzbaecher, Blackmore, Boel, Goldstein and Lampereur, present executive officers of the Company, whereby the Company will provide the executives with termination benefits upon termination of employment following both a change in control and a triggering event. A triggering event is generally defined as:

•	(a) reducing the total base compensation amount paid by the Company to the executive or (b) modifying the bonus plan applicable to the executive which results in the executive earning less than the then existing bonus plan or (c) reducing the total aggregate value of the fringe benefits received by the executive from the Company from the levels received by the executive at the time of a change in control or during the 180-day period immediately preceding the change in control; or

•	a material change in the executive’s position or duties, executive’s reporting responsibilities, or persons reporting to the executive from the levels existing at the time of a change in control or during the 180-day period immediately preceding the change in control; or

•	a change in the location or headquarters where the executive is expected to provide services of 40 or more miles from the previous location existing at the time of the change in control or during the 180-day period immediately preceding the change in control.

A change in control is defined as:

•	a sale of over 50% of the stock of the Company measured in terms of voting power, other than in a public offering or certain acquisitions by the Company; or

•	the sale by the Company of over 50% of its business or assets in one or more transactions over a consecutive 12-month period; or

•	a merger or consolidation of the Company with any other corporation if the shareholders of the Company prior to the transaction do not own at least 50% of the surviving entity; or

•	the acquisition by any means of more than 25% of the voting power or common stock of the Company by any person or group of persons (with group defined by the definitions under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); or

•	the election of directors constituting a majority of the Company’s board of directors pursuant to a proxy solicitation not recommended by the Company’s board of directors.

The terms of the change in control agreements are not uniform and vary by executive. The period of time during which a triggering event (and corresponding termination of employment) must occur in connection with a change in control vary from 6 months prior to, and 18 to 24 months following, the change in control. The termination benefits payable range from one to two times base salary plus one to two times bonus. The Company will also continue to provide welfare benefits and other perquisites which the executive was receiving at the time of the change in control for a period ranging from 12 to 24 months after termination.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2006, the compensation committee of the board of directors was composed of William K. Hall, Robert A. Peterson, William P. Sovey and Larry D. Yost. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the compensation committee or entities whose executives serve on the compensation committee that require disclosure under applicable Securities and Exchange Commission regulations.

Performance Graph

The following graph shows the cumulative total shareholder return on the common stock during the preceding five fiscal years as compared to the returns on the Standard & Poor’s 500 Stock Index and the Dow Jones US Industrial Diversified Index. The graph assumes that $100 was invested on August 31, 2001 in the common stock and each index and that all dividends were reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG ACTUANT CORPORATION, THE S & P 500 INDEX

AND THE DOW JONES US DIVERSIFIED INDUSTRIALS INDEX

*	$100 invested on 8/31/01 in stock or index-including reinvestment of dividends. Fiscal year ending August 31.

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

	2001	2002	2003	2004	2005	2006
ACTUANT CORPORATION	$100.00	$180.34	$242.76	$356.81	$399.81	$426.10
S&P 500	100.00	82.01	91.90	102.43	115.29	125.53
DOW JONES US INDUSTRIAL DIVERSIFIED	100.00	74.32	80.04	95.52	98.63	102.10

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company is not aware of any related party transactions in fiscal year 2006.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, executive officers and persons who beneficially own 10% or more of the common stock are required to report their initial ownership of common stock and subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal 2006. Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all of those filing requirements were satisfied with respect to fiscal 2006, except for late filings on Form 4 that occurred on July 25, 2006 to report options granted on July 6, 2006 for Mr. Blackmore, Mr. Boel, and Mr. Goldstein.

Independent Public Accountants

The Company retained PricewaterhouseCoopers LLP as its accountants for fiscal year 2006.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Meeting and available to respond to appropriate questions and make a statement if desired.

Fees Billed to the Company by PricewaterhouseCoopers LLP During Fiscal Year 2006 and 2005

PricewaterhouseCoopers LLP was the Company’s principal accountant for fiscal years 2006 and 2005. Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for such fiscal years were as follows:

	Fiscal Year Ended August 31, 2006	Fiscal Year Ended August 31, 2005
Audit Fees	$1,727,600	$1,430,000
Audit-Related Fees	$33,000	$204,000
Tax Fees	$311,000	$572,000
All Other Fees	$-0-	$-0-

Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements and related audit of the Company’s internal control over financial reporting, the review of quarterly financial statements, the preparation of statutory and regulatory filings, and the issuance of comfort letters and consents, and related out of pocket expenses. Audit-Related Fees were for professional services rendered in connection with accounting consultations and due diligence and audits in connection with acquisitions. In addition, audit fees for fiscal year 2005 include procedures in connection with the Company’s equity offering and consultations regarding the implementation of the provisions of Section 404 of the Sarbanes-Oxley Act of 2002. For fiscal year 2006, Tax Fees consist of $194,000 related to professional services related to tax compliance, including foreign tax return preparation and transfer pricing studies and $117,000 for professional services related to tax planning and tax advice. For fiscal year 2005, Tax Fees consist of $292,000 for professional services related to tax compliance, including foreign tax return preparation and transfer pricing studies, and $280,000 for professional services related to tax planning and tax advice.

The audit committee has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP to PricewaterhouseCoopers LLP’s continued independence and has concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the performance of such services.

The audit committee has adopted policies and procedures for the pre-approval of the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. All annual recurring audit fees require specific approval by the audit committee prior to the work commencing. All non-audit services which involve more that $50,000 in fees require specific approval by the audit committee prior to the work commencing. The audit committee has given general pre-approval for all legally allowable services provided by the independent auditor that involve less than $50,000, on the condition that such engagement must be specifically pre-approved by management and management must provide quarterly reports of such activity to the audit committee.

Shareholder Proposals

Shareholder proposals must be received by the Company no later than August 8, 2007 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be delivered to the Company by September 18, 2007, but no earlier than August 20, 2007, to be considered for a vote at next year’s annual meeting. The notice must contain the information required by the Company’s bylaws.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K for the fiscal year ended August 31, 2006 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Chief Financial Officer, we will provide a separate copy of the annual report and/or proxy statement.

Additional Matters

Other than the proposals and matters described herein, management is not aware of any other matters which will be presented for action at the Meeting. If other matters do come before the Meeting, including any matter as to which the Company did not receive notice by October 22, 2006 and any shareholder proposal omitted from this Proxy Statement pursuant to the applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER

Chairman of the Board

Milwaukee, Wisconsin

December 6, 2006

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, date, sign and return their proxies as soon as possible.

A copy (without exhibits) of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006, as filed with the Securities and Exchange Commission, has been provided with this Proxy Statement. Additional copies of the Form 10-K are available, free of charge, upon request directed to Andrew Lampereur, Executive Vice President and Chief Financial Officer, Actuant Corporation, P.O. Box 3241, Milwaukee, Wisconsin 53201.

C/O NATIONAL CITY BANK
SHAREHOLDER SERVICES OPERATIONS
LOCATOR 5352
P. O. BOX 94509
CLEVELAND, OH 44101-4509

YOUR VOTE IS IMPORTANT!

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to National City Bank, PO Box 535300, Pittsburgh, PA 15253, so your shares are represented at Actuant Corporation’s 2007 Annual Meeting.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD ON JANUARY 16, 2007.

Robert C. Arzbaecher and Andrew G. Lampereur, and each of them, are hereby authorized as Proxies, with full power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of ACTUANT CORPORATION, a Wisconsin corporation, to be held on January 16, 2007, at 8:00 a.m. Pacific Time at River Terrace Inn, 1600 Soscol Avenue, Napa, California 94559, or at any adjournments thereof, with like effect as if the undersigned were personally present and voting, upon the matters indicated on the reverse side of this card.

Dated:	, 2007

Signature

Signature

PLEASE SIGN PERSONALLY AS NAME APPEARS AT LEFT. When signing as attorney, executor, administrator, personal representative, trustee or guardian, give title as such. If signer is a corporation, sign full corporate name by duly authorized officer. If stock is held in the name of two or more persons, all should sign.

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ACTUANT CORPORATION	PROXY

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NAMES LISTED IN PROPOSAL 1.

1.	To elect a board of nine Directors:

(1) Robert C. Arzbaecher	(2) Gustav H. P. Boel	(3) Thomas J. Fischer
(4) William K. Hall	(5) Kathleen J. Hempel	(6) Robert A. Peterson
(7) William P. Sovey	(8) Dennis K. Williams	(9) Larry D. Yost

☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT*

*	To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

2.	In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.